                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                              (Amendment No. 15)*


                               TRISTAR CORPORATION
                            -------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 Par Value
                       -----------------------------------
                         (Title of Class of Securities)

                                    778242107
                                 --------------
                                 (CUSIP Number)


  Virendra Sheth; Tristar Corporation; 12500 San Pedro, Suite 500; San Antonio,
     Texas 78216; (210) 281-7000 and Kirit Sheth; P.O. Box 16758; Jebel Ali
         Free Zone; Dubai, United Arab Emirates, Tel: 011-97-14-519-444
       (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                                 April 22, 1998
                              --------------------
             (Date of Event which Requires Filing of this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

         Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                  Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


TRISTAR CORPORATION                                           SCHEDULE 13D
CUSIP NO. 778242107                                           PAGE 1 OF 22 PAGES

================================================================================

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Mahendra Sheth
--------------------------------------------------------------------------------

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------

    3   SEC USE ONLY

--------------------------------------------------------------------------------

    4   SOURCE OF FUNDS*

                 Not applicable
--------------------------------------------------------------------------------

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                        [ ]
        IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

                 India
--------------------------------------------------------------------------------
          NUMBER OF      7   SOLE VOTING POWER:                             -0-
           SHARES
        BENEFICIALLY  ---------------------------------------------------------
          OWNED BY
            EACH         8   SHARED VOTING POWER: 14,697,984 shares,
          REPORTING          includes 2,400,000 shares of capable of being
            PERSON           acquired through exercise of a warrant
             WITH     ---------------------------------------------------------

                         9   SOLE DISPOSITIVE POWER:                        -0-

                      ----------------------------------------------------------

                        10 SHARED DISPOSITIVE POWER: 14,697,984 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant
--------------------------------------------------------------------------------

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            14,697,984 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant
--------------------------------------------------------------------------------

    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   [ ]
            EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 76.7%
--------------------------------------------------------------------------------

    14      TYPE OF REPORTING PERSON*

                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


TRISTAR CORPORATION                                           SCHEDULE 13D
CUSIP NO. 778242107                                           PAGE 2 OF 22 PAGES

================================================================================

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Shashikant Sheth
--------------------------------------------------------------------------------

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------

    3   SEC USE ONLY

--------------------------------------------------------------------------------

    4   SOURCE OF FUNDS*

                 Not applicable
--------------------------------------------------------------------------------

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                        [X]
        IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

                 India
--------------------------------------------------------------------------------
          NUMBER OF      7   SOLE VOTING POWER:                             -0-
           SHARES
        BENEFICIALLY  ---------------------------------------------------------
          OWNED BY
            EACH         8   SHARED VOTING POWER: 14,697,984 shares,
          REPORTING          includes 2,400,000 shares of capable of being
            PERSON           acquired through exercise of a warrant
             WITH     ---------------------------------------------------------

                         9   SOLE DISPOSITIVE POWER:                        -0-

                      ----------------------------------------------------------

                        10 SHARED DISPOSITIVE POWER: 14,697,984 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant
--------------------------------------------------------------------------------

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            14,697,984 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant
--------------------------------------------------------------------------------

    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   [ ]
            EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 76.7%
--------------------------------------------------------------------------------

    14      TYPE OF REPORTING PERSON*

                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


TRISTAR CORPORATION                                           SCHEDULE 13D
CUSIP NO. 778242107                                           PAGE 3 OF 22 PAGES

================================================================================

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Kirit Sheth
--------------------------------------------------------------------------------

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------

    3   SEC USE ONLY

--------------------------------------------------------------------------------

    4   SOURCE OF FUNDS*

                 Not applicable
--------------------------------------------------------------------------------

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                        [ ]
        IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

                 India
--------------------------------------------------------------------------------
          NUMBER OF      7   SOLE VOTING POWER:                             -0-
           SHARES
        BENEFICIALLY  ---------------------------------------------------------
          OWNED BY
            EACH         8   SHARED VOTING POWER: 14,697,984 shares,
          REPORTING          includes 2,400,000 shares of capable of being
            PERSON           acquired through exercise of a warrant
             WITH     ---------------------------------------------------------

                         9   SOLE DISPOSITIVE POWER:                        -0-

                      ----------------------------------------------------------

                        10 SHARED DISPOSITIVE POWER: 14,697,984 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant
--------------------------------------------------------------------------------

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            14,697,984 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant
--------------------------------------------------------------------------------

    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   [ ]
            EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 76.7%
--------------------------------------------------------------------------------

    14      TYPE OF REPORTING PERSON*

                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


TRISTAR CORPORATION                                           SCHEDULE 13D
CUSIP NO. 778242107                                           PAGE 4 OF 22 PAGES

================================================================================

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Jamnadas Sheth
--------------------------------------------------------------------------------

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------

    3   SEC USE ONLY

--------------------------------------------------------------------------------

    4   SOURCE OF FUNDS*

                 Not applicable
--------------------------------------------------------------------------------

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                        [ ]
        IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

                 India
--------------------------------------------------------------------------------
          NUMBER OF      7   SOLE VOTING POWER:                             -0-
           SHARES
        BENEFICIALLY  ---------------------------------------------------------
          OWNED BY
            EACH         8   SHARED VOTING POWER: 14,697,984 shares,
          REPORTING          includes 2,400,000 shares of capable of being
            PERSON           acquired through exercise of a warrant
             WITH     ---------------------------------------------------------

                         9   SOLE DISPOSITIVE POWER:                        -0-

                      ----------------------------------------------------------

                        10 SHARED DISPOSITIVE POWER: 14,697,984 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant
--------------------------------------------------------------------------------

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            14,697,984 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant
--------------------------------------------------------------------------------

    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   [ ]
            EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 76.7%
--------------------------------------------------------------------------------

    14      TYPE OF REPORTING PERSON*

                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


TRISTAR CORPORATION                                           SCHEDULE 13D
CUSIP NO. 778242107                                           PAGE 5 OF 22 PAGES

================================================================================

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Jayesh Sheth
--------------------------------------------------------------------------------

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------

    3   SEC USE ONLY

--------------------------------------------------------------------------------

    4   SOURCE OF FUNDS*

                 Not applicable
--------------------------------------------------------------------------------

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                        [X]
        IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

                 England
--------------------------------------------------------------------------------
          NUMBER OF      7   SOLE VOTING POWER:                             -0-
           SHARES
        BENEFICIALLY  ---------------------------------------------------------
          OWNED BY
            EACH         8   SHARED VOTING POWER:                           -0-
          REPORTING
            PERSON    ---------------------------------------------------------
             WITH
                         9   SOLE DISPOSITIVE POWER:                        -0-

                      ----------------------------------------------------------

                        10   SHARED DISPOSITIVE POWER:                      -0-
--------------------------------------------------------------------------------

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 -0-
--------------------------------------------------------------------------------

    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   [ ]
            EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 Not Applicable
--------------------------------------------------------------------------------

    14      TYPE OF REPORTING PERSON*

                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


TRISTAR CORPORATION                                           SCHEDULE 13D
CUSIP NO. 778242107                                           PAGE 6 OF 22 PAGES

================================================================================

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Virendra Sheth
--------------------------------------------------------------------------------

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------

    3   SEC USE ONLY

--------------------------------------------------------------------------------

    4   SOURCE OF FUNDS*

                 Not applicable
--------------------------------------------------------------------------------

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                        [X]
        IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

                 USA
--------------------------------------------------------------------------------
          NUMBER OF      7   SOLE VOTING POWER:                             -0-
           SHARES
        BENEFICIALLY  ---------------------------------------------------------
          OWNED BY
            EACH         8   SHARED VOTING POWER:                           -0-
          REPORTING   ---------------------------------------------------------
            PERSON
             WITH        9   SOLE DISPOSITIVE POWER:                        -0-

                      ----------------------------------------------------------

                        10   SHARED DISPOSITIVE POWER:                      -0-

--------------------------------------------------------------------------------

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 -0-
--------------------------------------------------------------------------------

    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   [ ]
            EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 Not applicable
--------------------------------------------------------------------------------

    14      TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


TRISTAR CORPORATION                                           SCHEDULE 13D
CUSIP NO. 778242107                                           PAGE 7 OF 22 PAGES

================================================================================

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Starion International Limited
--------------------------------------------------------------------------------

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------

    3   SEC USE ONLY

--------------------------------------------------------------------------------

    4   SOURCE OF FUNDS*

                 Not applicable
--------------------------------------------------------------------------------

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                        [X]
        IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

                 British Virgin Islands
--------------------------------------------------------------------------------
          NUMBER OF      7   SOLE VOTING POWER:                             -0-
           SHARES
        BENEFICIALLY  ---------------------------------------------------------
          OWNED BY
            EACH         8   SHARED VOTING POWER:  5,220,174 shares,
          REPORTING          includes 2,400,000 shares of capable of being
            PERSON           acquired through exercise of a warrant
             WITH     ---------------------------------------------------------

                         9   SOLE DISPOSITIVE POWER:                        -0-

                      ----------------------------------------------------------

                        10 SHARED DISPOSITIVE POWER: 5,220,174 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant
--------------------------------------------------------------------------------

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,220,174 shares, includes 2,400,000 of capable of being acquired through exercise of a warrant
--------------------------------------------------------------------------------

    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   [ ]
            EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     27.3%
--------------------------------------------------------------------------------

    14      TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


TRISTAR CORPORATION                                           SCHEDULE 13D
CUSIP NO. 778242107                                           PAGE 8 OF 22 PAGES

================================================================================

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Transvit Manufacturing Corporation
--------------------------------------------------------------------------------

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------

    3   SEC USE ONLY

--------------------------------------------------------------------------------

    4   SOURCE OF FUNDS*

                 Not applicable
--------------------------------------------------------------------------------

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                        [ ]
        IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

                 British Virgin Islands
--------------------------------------------------------------------------------
          NUMBER OF      7   SOLE VOTING POWER:                             -0-
           SHARES
        BENEFICIALLY  ---------------------------------------------------------
          OWNED BY
            EACH         8   SHARED VOTING POWER:              9,477,810 shares
          REPORTING
            PERSON    ---------------------------------------------------------
             WITH
                         9   SOLE DISPOSITIVE POWER:                        -0-

                      ----------------------------------------------------------

                        10   SHARED DISPOSITIVE POWER:         9,477,810 shares
--------------------------------------------------------------------------------

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 9,477,810 shares
--------------------------------------------------------------------------------

    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   [ ]
            EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 49.5%
--------------------------------------------------------------------------------

    14      TYPE OF REPORTING PERSON*

                 OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


TRISTAR CORPORATION                                           SCHEDULE 13D
CUSIP NO. 778242107                                           PAGE 9 OF 22 PAGES

         This Amendment No. 15 to the Statement on Schedule 13D filed jointly by Mahendra Sheth, Shashikant Sheth, Kirit Sheth, and Jamnadas Sheth (collectively the "Core Sheth Families"), together with Starion International Limited ("Starion"), Transvit Manufacturing Corporation ("Transvit Manufacturing"), Jayesh Sheth, and Virendra Sheth (all of the foregoing referred to collectively as the "Reporting Persons") (the "Schedule 13D") pursuant to a joint filing agreement attached to this Amendment No. 15 as Exhibit 1, relates to the Common Stock of TRISTAR CORPORATION, formerly known as Ross Cosmetics Distribution Centers, Inc. (the "Issuer").

         The Schedule 13D is amended as follows:


ITEM 1.       SECURITY AND ISSUER.

         This amendment relates to the sale and transfer of 700,000 shares of the Issuer's common stock (the "Common Stock"), by Starion and Transvit Manufacturing to Ahmed Al-Musbahi (the "Buyer") pursuant to an Agreement for Sale and Transfer dated April 22, 1998 by and between the Core Sheth Families and the Buyer. Such Common Stock trades on the Nasdaq National Market. The name of the Issuer is Tristar Corporation and its principal executive address is 12500 San Pedro, Suite 500, San Antonio, Texas 78216.


ITEM 2.       IDENTITY AND BACKGROUND.

         No amendment.


ITEM 3.       SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Not applicable.


ITEM 4.       PURPOSE OF THE TRANSACTION.


         On April 22, 1998, the Core Sheth Families, Starion and Transvit Manufacturing sold to the Buyer 700,000 shares of the Issuer's Common Stock (the "Transaction"). Consideration for the Transaction is $4.375 million payable as follows: (i) $3.5 million payable on or before April 30, 1998; (ii) $400,000 payable on or before August 31, 1998; and (iii) $475,000 payable on or before December 31, 1998.

ITEM 5.       INTEREST IN SECURITIES OF THE ISSUER.

         The following table sets forth the aggregate number and percentage of the outstanding Common Stock of the Issuer currently beneficially owned by the Reporting Persons.

Name                            Sole           Shared         Aggregate Shares     Percentage of
                               Voting          Voting           Beneficially          Common
                               Power           Power               Owned              Stock
------------------------------------------------------------------------------------------------
All Reporting Persons as        -0-          14,697,984          14,697,984            76.7
a Group
The Core Sheth Families         -0-          14,697,984          14,697,984            76.7
Transvit Manufacturing          -0-           9,477,810           9,477,810            49.5
Shashikant Sheth                -0-          14,697,984          14,697,984            76.7
Mahendra Sheth                  -0-          14,697,984          14,697,984            76.7
Kirit Sheth                     -0-          14,697,984          14,697,984            76.7
Jamnadas Sheth                  -0-          14,697,984          14,697,984            76.7
Starion Int'l Ltd.              -0-           5,220,174           5,220,174            27.3
Jay Sheth                       -0-                 -0-                 -0-             -0-
Viren Sheth                     -0-                 -0-                 -0-             -0-

         Except with regard to Transvit Manufacturing, Jay Sheth and Viren Sheth, each of the above figures reflects 2,400,000 shares capable of being acquired through the exercise of warrants.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         The information set forth in Item 4 is incorporated by reference.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

       1. Written Agreement of the Reporting Persons as required by Rule 13d-1(f), relating to the filing of this Amendment No. 15.

       2. Agreement for Sale and Transfer dated April 22, 1998 by and between the Core Sheth Families and Ahmed Al-Musbahi.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  June 4, 1998                           /s/ Kirit Sheth
                                              ---------------------------------
                                              Kirit Sheth, Individually

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  June 4, 1998                           /s/ Jamnadas Sheth
                                              ---------------------------------
                                              Jamnadas Sheth, Individually

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  June 4, 1998                           /s/ Mahendra Sheth
                                              ---------------------------------
                                              Mahendra Sheth, Individually

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  June 4, 1998                           /s/ Shashikant Sheth
                                              ---------------------------------
                                              Shashikant Sheth, Individually

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  June 4, 1998                           Starion International


                                              By:/s/ Shashikant Sheth
                                                 ------------------------------
                                                 Shashikant Sheth, Director

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  June 4, 1998                           /s/ Virendra Sheth
                                              ---------------------------------
                                              Virendra Sheth, Individually

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  June 4, 1998                           /s/ Jayesh Sheth
                                              ---------------------------------
                                              Jayesh Sheth, Individually

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  June 4, 1998                       Transvit Manufacturing Corporation


                                          By: /s/ Mahendra Sheth
                                              ---------------------------------
                                              Mahendra Sheth, President

                               INDEX TO EXHIBITS



EXHIBIT
NO.                           DESCRIPTION
-------                       -----------

   1. Written Agreement of the Reporting Persons as required by Rule 13d-1(f), relating to the filing of this Amendment No. 15.

   2. Agreement for Sale and Transfer dated April 22, 1998 by and between the Core Sheth Families and Ahmed Al-Musbahi.